UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2005

Honeywell International Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	1-8974	22-2640650
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Columbia Road Morristown, NJ	07928
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 455-2000

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 30, 2005, Honeywell Specialty Materials LLC, a wholly-owned subsidiary of Honeywell International Inc. (“Purchaser”), and Catalysts, Adsorbents and Process Systems, Inc., a wholly-owned subsidiary of Union Carbide Corporation (which is a wholly-owned subsidiary of The Dow Chemical Company) (“Seller”), entered into a definitive agreement pursuant to which Purchaser will acquire Seller’s 50% membership interest in UOP LLC (“UOP”) for a purchase price equal to $825 million plus or minus 50% of UOP’s net cash (cash and cash equivalents less outstanding indebtedness) at closing. The transaction, which is subject to regulatory review, is expected to be completed in the fourth quarter of 2005. Following completion of the transaction, Purchaser will own 100% of the membership interest in UOP.

UOP, a joint venture of Purchaser and Seller (or affiliates thereof) since August 1988, is a leading international supplier and licensor of process technology, catalysts, process plants and consulting services to the petroleum refining, petrochemical and gas processing industries. UOP had approximately $1.2 billion of sales in the fiscal year ended December 31, 2004.

Honeywell International Inc. issued a press release today regarding this transaction, a copy of which is furnished as an exhibit to this report.

A copy of this agreement will be filed as an exhibit to the Corporation’s Form

10-Q for the quarter ended September 30, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Honeywell International Inc. (Registrant)

Date: October 3, 2005	By:	/s/ Thomas F. Larkins
Vice President, Corporate Secretary and Deputy General Counsel